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                           CanArgo Energy Corporation

                 FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

                         M11Z Appraisal Well Reaches TD

August 26, 2005 - Tbilisi, Georgia - CanArgo Energy Corporation ("CanArgo") (OSE: CNR, AMEX:CNR) today announced that the Manavi appraisal well, M11Z, has reached a total depth (TD) of 4,570 metres (14,993 feet) and is being prepared for testing.

The primary Cretaceous limestone target was encountered at 4,277 metres (14,032 feet) measured depth (MD), some 70 metres MD higher than in this original M11 well. The M11Z well has been deviated to a location some 600 metres (0.37 miles) away from the original hole. Drilling data and slim hole wireline logs indicate the presence of hydrocarbons. The secondary Middle Eocene target zone (which is the main reservoir in the Ninotsminda and Samgori Fields) which was encountered at 3,965 metres (13,009 feet) MD, was also significantly higher than in the M11 well, and with a much thicker section, also with hydrocarbons being indicated from drilling data and slim hole wireline logs. The Middle Eocene and Cretaceous reservoirs appear to be part of the same pressure system.

The original production test on the Manavi M11 discovery well in 2003 was prematurely terminated due to the collapse of the production tubing due to pressure during testing. Prior to this, during the initial clean-up, good flow rates were observed from the well, although un-metered, with 34.4(0) API oil being recovered. CanArgo believes that the M11 Cretaceous oil discovery has potential to be one of the most significant oil discoveries made recently in the Southern Caucasus. Over 150 metres (490 feet) of hydrocarbon bearing Cretaceous limestone reservoir was encountered, with the top at 4,348 metres (14,265 feet).

At M11Z, the small hole size has prevented the running of a normal open hole log suite to ascertain reservoir characteristics and hydrocarbon saturations. Nonetheless a Pulsed Neutron Neutron log suite has been run which indicates the presence of hydrocarbons. However these data require confirmation from the planned flow test. Currently a pre-perforated 27/8 inch (73 mm) liner is being prepared for the test. Testing is expected to commence during September once the rig is demobilised and testing equipment installed.

The Saipem Ideco E-2100Az drilling rig (equipped with a top-drive drilling system and using a Baker-Hughes oil-based mud system) is now being mobilised to the MK72 Norio exploration well. The UralMash Rig which has been drilling this well has had difficulty drilling through a highly over-pressured section of swelling clays above the prognosed target zone and the Saipem Rig with its oil-based mud system has successfully drilled through a similar section in the M11Z well. It is planned to


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use the Saipem rig to drill to the prognosed target zone, which should take approximately one month from when drilling commences in late September. Given success it would be planned to run 5 inch (127 mm) casing at the top of the target zone and then move the Saipem rig to commence drilling of the Manavi M12 appraisal well (the second appraisal well on the Manavi discovery), using the UralMash rig with Baker-Hughes slim hole drilling equipment to complete the MK72 well.

On the Ninotsminda Field CanArgo Rig #2 has been mobilised to the N100 well location to commence drilling of a new horizontal development well (N100H2). The Baker-Hughes directional drilling equipment required to commence drilling operations is expected to arrive in Georgia within the next month.

In Kazakhstan, CanArgo currently owns interests in the proven Kyzyloy Gas Field, and in large exploration areas in the western part of the country close to the Aral Sea.

The first of the five exploration wells (AKK103) planned on the Akkulkovsky area has reached TD and wireline logs indicate the presence of gas bearing sands in the well. Casing has been run and the well suspended for a planned production test in late September, as part of a broader testing program including wells on the Kyzyloy Field. The rig is now being moved to the next location (AKK105), and it is planned to mobilise a second drilling rig to accelerate the exploration / appraisal program.

Dr. David Robson, Chief Executive Officer said, "We are very pleased to have reached TD successfully on the M11Z appraisal well. We now look forward with great anticipation to the testing program and the results, which we should have in September."

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager


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Tel:  +44 7740 576 139
Fax:  +44 1481 729 982
e-mail:  info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel:  + 47 95213451

USA
Michael Wachs
CEOcast.com
Tel:  +1 212 732 4300



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